Exhibit 99.1

JOANN ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2023 RESULTS

•
Topline sales gained momentum post-Black Friday, improving sequentially through the fourth quarter including positive total comparable sales in January 2023
•
Fiscal 2023 year-end inventories down 11% compared to last year with a clearance position less than 5%
•
Cost headwinds are becoming tailwinds through on-going progress of Focus, Simplify and Grow initiative
•
New credit facility agreement strengthens balance sheet for fiscal year 2024

HUDSON, OH (March 23, 2023) — JOANN Inc. (NASDAQ: JOAN) (“JOANN”), the nation’s category leader in fabric and sewing with one of the largest assortments of arts and crafts products, today reported results for its fourth quarter and full year ended January 28, 2023.

JOANN’s President and Chief Executive Officer Wade Miquelon commented, “In fiscal year 2023, we navigated a challenging environment spanning macroeconomic uncertainty, unprecedented inflation, continued supply chain disruption, as well as lapping pandemic fueled growth that positively impacted fiscal year 2022. We gained topline sales momentum at the end of the fourth quarter, delivering positive monthly comparable sales in January 2023. We also ended the year in an extremely clean inventory position with total inventory down 11% to last year and a clearance position of less than 5%.”

Miquelon concluded, “As we look to fiscal year 2024, our focus is on cash generation while continuing to deliver a great customer experience. We have already initiated multiple actions to support the enhancement of our free cash flow and liquidity position including our Focus, Simplify and Grow cost reduction initiative which we expect will reduce annual costs by approximately $200 million. Based on these efforts, combined with the positive momentum we saw in the fourth quarter, strong engagement with our core enthusiasts in the early Spring selling season, and our continued investments in strategic initiatives, we believe that JOANN is well-positioned for fiscal year 2024.”

Scott Sekella, JOANN’s Chief Financial Officer added, “While many of the cost headwinds we faced in fiscal year 2023 are becoming tailwinds, we believe it is prudent to continue to take proactive steps to strengthen our balance sheet. With this in mind, our new credit facility is another tool to improve our balance sheet as we focus on cash generation throughout fiscal year 2024."

Fourth Quarter Highlights:

•
Net sales declined by 5.8% compared to the same period last year to $692.8 million with total comparable sales decreasing 5.9%. E-Commerce sales declined at a more moderate rate of 4.6% compared to last year and accounted for 14% of revenue in the fourth quarter, a 20 basis point increase in the penetration rate over last year.
•
Gross profit of $303.7 million on a GAAP basis decreased by 6.4% compared to the fourth quarter of last year. After adjusting for $16.7 million of excess import freight costs, adjusted gross profit of $320.4 million declined 10.9% compared to the same quarter last year.
•
Gross margin was 43.8% on a GAAP basis, a decrease of 30 basis points compared to the fourth quarter last year. After adjusting for excess import freight costs, gross margin of 46.2% declined by 270 basis points compared to the fourth quarter last year.
•
Selling, general and administrative expenses increased by 3.1% from the same period last year.
•
Net loss of $91.1 million, which includes $95.0 million of non-cash, pre-tax impairment, compared to net income of $13.6 million in the same quarter last year.
•
Adjusted EBITDA of $48.6 million compared to $88.9 million the same quarter last year.

Fiscal 2023 Full Year Financial and Business Highlights:

•
Net sales declined by 8.3% to $2.2 billion and total comparable sales declined by 8.1% compared to last year.
•
Gross profit of $1,040.3 million on a GAAP basis declined by 14.2% compared to last year. After adjusting for $91.2 million of excess import freight costs, adjusted gross profit of $1,131.5 million declined 10.1% compared to last year.
•
Gross margin was 46.9% on a GAAP basis, a decrease of 330 basis points compared to last year. After adjusting for excess import freight costs, gross margin of 51.0% declined by 110 basis points compared to last year.
•
Selling, general and administrative expenses increased by 3.9% from last year.
•
Net loss of $200.6 million, which includes $95.0 million of non-cash, pre-tax impairment, compared to net income of $56.7 million last year.
•
Adjusted EBITDA of $98.5 million compared to $242.5 million last year.
•
Added three million new customers to our database of which approximately 75% were acquired through digital channels. Our customer database has grown by 15 million over the past three years.

Balance Sheet Highlights:

•
Long-term debt, net was $976.0 million as of January 28, 2023 with cash and cash equivalents of $20.2 million.
•
Continued inventory receipt reductions resulted in total inventory down 11% compared to fiscal year 2022.

Recent Developments:

•
On March 10, 2023, the Company entered into the Third Amendment to the Amended and Restated Credit Agreement (dated October 21, 2016). The Third Amendment adds a series of first-in last-out loans in an aggregate amount of $100 million, the full amount of which was drawn on the closing date. This new credit facility is an incremental facility to the existing $500 million asset based revolving credit loan facility and bears interest at the Secured Overnight Financing Rate (“SOFR”) plus 975 basis points, with one 100 basis point step-down.

Webcast and Conference Call Information:

JOANN management will host a conference call and webcast to discuss the results today, Thursday, March 23, 2023 at 5:00 p.m. ET. The toll-free number to call for the live interactive teleconference is 1 (844) 481-2750 and the international dial-in number is 1 (412) 317-0666. The live broadcast of JOANN’s conference call will be available online at the Company's website, www.joann.com, under the Investor Relations section, on March 23, 2023, beginning at 5:00 p.m. ET. The online replay will follow shortly after the call and will be available for one year.

Table 1.

JOANN Inc.

Consolidated Statements of Income (Loss)

(Unaudited)

	Thirteen Weeks Ended			Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022	January 30, 2021	January 28, 2023	January 29, 2022	January 30, 2021
	(In millions except per share data)
Net sales	$692.8	$735.3	$840.8	$2,216.9	$2,417.6	$2,762.3
Cost of sales	389.1	410.9	446.3	1,176.6	1,204.9	1,396.1
Gross profit	303.7	324.4	394.5	1,040.3	1,212.7	1,366.2

Selling, general and administrative expenses	286.9	278.4	313.8	1,073.5	1,032.9	1,132.0
Depreciation and amortization	20.5	20.0	20.2	80.4	80.1	80.0
Trade name impairment	95.0	—	—	95.0	—	—
Operating profit (loss)	(98.7)	26.0	60.5	(208.6)	99.7	154.2
Interest expense, net	21.5	11.4	14.0	64.0	51.2	69.0
Debt related loss (gain)	—	0.3	(2.2)	—	3.3	(155.1)
Investment remeasurement	—	—	—	(1.0)	—	—
(Gain) on sale leaseback	—	—	—	—	(24.5)	—
Income (loss) before income taxes	(120.2)	14.3	48.7	(271.6)	69.7	240.3
Income tax provision (benefit)	(31.3)	0.7	10.4	(73.2)	13.0	28.0
Loss from equity method investments	2.2	—	—	2.2	—	—
Net income (loss)	$(91.1)	$13.6	$38.3	$(200.6)	$56.7	$212.3

Earnings (loss) per common share:
Basic	$(2.23)	$0.33	$1.10	$(4.93)	$1.39	$6.08
Diluted	$(2.23)	$0.32	$1.06	$(4.93)	$1.35	$5.93
Weighted-average common shares outstanding:
Basic	40.9	40.9	34.9	40.7	40.8	34.9
Diluted	40.9	41.9	36.3	40.7	42.1	35.8

Table 2.

JOANN Inc.

Consolidated Balance Sheets

(Unaudited)

	January 28, 2023	January 29, 2022
	(In millions)
Assets
Current assets:
Cash and cash equivalents	$20.2	$22.5
Inventories	584.1	658.6
Prepaid expenses and other current assets	38.6	39.2
Total current assets	642.9	720.3

Property, equipment and leasehold improvements, net	287.8	256.8
Operating lease assets	778.4	818.0
Goodwill	162.0	162.0
Intangible assets, net	272.1	370.3
Other assets	37.6	34.8
Total assets	$2,180.8	$2,362.2

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$197.5	$253.8
Accrued expenses	119.2	142.4
Current portion of operating lease liabilities	177.5	173.8
Current portion of long-term debt	6.8	6.8
Total current liabilities	501.0	576.8

Long-term debt, net	976.0	778.6
Long-term operating lease liabilities	707.3	733.0
Deferred income taxes	16.9	87.7
Other long-term liabilities	28.7	36.3

Shareholders’ equity (deficit):
Common stock, stated value $0.01 per share	0.4	0.4
Additional paid-in capital	208.0	203.3
Retained deficit	(239.2)	(24.9)
Accumulated other comprehensive income	8.3	1.8
Treasury stock at cost	(26.6)	(30.8)
Total shareholders’ equity (deficit)	(49.1)	149.8
Total liabilities and shareholders’ equity (deficit)	$2,180.8	$2,362.2

Table 3.

JOANN Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
	January 28, 2023	January 29, 2022	January 30, 2021
	(In millions)
Net cash provided by (used for) operating activities:
Net income (loss)	$(200.6)	$56.7	$212.3
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Non-cash operating lease expense	171.5	162.6	152.4
Depreciation and amortization	80.4	80.1	80.0
Deferred income taxes	(73.0)	(0.4)	(3.9)
Stock-based compensation expense	7.3	2.5	1.5
Amortization of deferred financing costs and original issue discount	2.0	2.5	3.7
Debt related loss (gain)	—	3.3	(155.1)
Investment remeasurement	(1.0)	—	—
(Gain) on sale leaseback	—	(24.5)	—
Loss on disposal and impairment of fixed assets	1.7	0.9	3.4
Trade name impairment	95.0	—	—
Loss from equity method investments	2.2	—	—
Changes in operating assets and liabilities:
Decrease (increase) in inventories	74.5	(102.7)	93.8
Decrease (increase) in prepaid expenses and other current assets	4.5	32.3	(22.5)
Increase (decrease) in accounts payable	(56.3)	3.7	23.0
Increase (decrease) in accrued expenses	(12.7)	(29.5)	62.0
(Decrease) in operating lease liabilities	(153.9)	(190.4)	(130.8)
Increase (decrease) in other long-term liabilities	(15.7)	(18.3)	9.4
Other, net	(1.1)	(2.4)	(2.1)
Net cash provided by (used for) operating activities	(75.2)	(23.6)	327.1

Net cash provided by (used for) investing activities:
Capital expenditures	(96.9)	(59.1)	(36.0)
Proceeds from sale leaseback	—	48.1	—
Other investing activities	(4.3)	(2.2)	0.3
Net cash (used for) investing activities	(101.2)	(13.2)	(35.7)

Net cash provided by (used for) financing activities:
Term loan proceeds, net of original issue discount	—	671.6	—
Term loan payments	(6.8)	(708.0)	(2.3)
Borrowings on revolving credit facility	663.2	568.4	584.7
Payments on revolving credit facility	(460.2)	(532.9)	(672.7)
Purchase and retirement of debt	—	(0.9)	(190.5)
Principal payments on finance lease obligations	(10.3)	(7.7)	(3.4)
Issuance of common stock, net of underwriting commissions and offering costs	—	76.9	—
Purchase of common stock	—	(20.0)	—
Proceeds from employee stock purchase plan and exercise of stock options	1.7	1.8	—
Payments of taxes related to the net issuance of employee stock rewards	(0.1)	—	—
Dividends paid	(13.4)	(12.6)	—
Financing fees paid	—	(4.9)	(4.2)
Other, net	—	0.2	—
Net cash provided by (used for) financing activities	174.1	31.9	(288.4)
Net increase (decrease) in cash and cash equivalents	(2.3)	(4.9)	3.0
Cash and cash equivalents at beginning of period	22.5	27.4	24.4
Cash and cash equivalents at end of period	$20.2	$22.5	$27.4

Cash paid during the period for:
Interest	$60.9	$49.6	$62.1
Income taxes, net of (refunds)	(8.8)	4.2	55.2

Table 4.

JOANN Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

	Thirteen Weeks Ended			Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022	January 30, 2021	January 28, 2023	January 29, 2022	January 30, 2021
	(In millions)
Net income (loss)	$(91.1)	$13.6	$38.3	$(200.6)	$56.7	$212.3
Income tax provision (benefit)	(31.3)	0.7	10.4	(73.2)	13.0	28.0
Interest expense, net	21.5	11.4	14.0	64.0	51.2	69.0
Depreciation and amortization	20.5	20.0	20.2	80.4	80.1	80.0
Other amortization (1)	0.6	0.2	0.2	1.8	0.7	0.6
Debt related loss (gain) (2)	—	0.3	(2.2)	—	3.3	(155.1)
Investment remeasurement (3)	—	—	—	(1.0)	—	—
(Gain) on sale leaseback (4)	—	—	—	—	(24.5)	—
Excess import freight costs (5)	16.7	35.3	—	91.2	46.6	—
Other COVID-19 costs (6)	—	0.2	16.6	—	1.5	65.0
Strategic initiatives (7)	4.9	2.3	2.1	9.5	3.7	6.2
Technology development expense (8)	2.7	2.8	2.2	9.7	9.0	5.8
Stock-based compensation expense	1.2	0.4	0.4	7.3	2.5	1.5
Loss on disposal and impairment of fixed and operating lease assets	3.6	1.2	2.0	4.7	1.1	5.6
Trade name impairment (9)	95.0	—	—	95.0	—	—
Loss from equity method investments (10)	2.2	—	—	2.2	—	—
Other (11)	2.1	0.5	1.9	7.5	(2.4)	4.4
Adjusted EBITDA	$48.6	$88.9	$106.1	$98.5	$242.5	$323.3

(1)
“Other amortization” represents amortization of content and capitalized cloud-based system implementation costs.
(2)
“Debt related loss (gain)” represents net losses and gains associated with debt repurchases and the write off of unamortized fees and original issue discount associated with debt refinancings.
(3)
"Investment remeasurement" represents net gains and losses associated with our equity investments without readily determinable fair values.
(4)
“(Gain) on sale leaseback” represents the gain attributable to the sale leaseback of our distribution center in Opelika, Alabama.
(5)
As discussed in greater detail below, "Excess import freight costs" represents excess inbound freight costs (compared to our standard costs based on recently negotiated carrier rates) due to increased freight rates, in particular the significant transitory impact of constrained ocean freight capacity and incremental domestic transportation costs incurred due to unprecedented congestion in U.S. ports arising from surging market demand for shipping capacity as economies recovered from the COVID-19 pandemic.
(6)
“Other COVID-19 costs” represents costs incurred for store location cleaning and capacity management labor, store location cleaning supplies and deep clean services.
(7)
“Strategic initiatives” represents non-recurring costs, such as third-party consulting costs and one-time start-up costs, that are not part of our ongoing operations and are incurred to execute differentiated, project-based strategic initiatives.
(8)
“Technology development expense” represents one-time IT project management and implementation expenses, such as temporary labor costs, third-party consulting fees and user fees incurred during the development period of a new software application, that are not part of our ongoing operations and are typically redundant during the initial implementation of software applications or other technology systems across different functional operations of our business before they are in productive use.
(9)
“Trade name impairment” represents impairment charges recorded on the JOANN Trade Name, which resulted from the quantitative impairment analysis completed during fiscal 2023.
(10)
“Loss from equity method investments” represents the loss recognized for our equity method investments.
(11)
“Other” represents the one-time impact of severance, sponsor management fees, certain legal matters, employee recruitment, employee transition and business transition activities.

Table 5.

JOANN Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

(Unaudited)

	Thirteen Weeks Ended			Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022	January 30, 2021	January 28, 2023	January 29, 2022	January 30, 2021
	(In millions except per share data)
Net income (loss)	$(91.1)	$13.6	$38.3	$(200.6)	$56.7	$212.3
Debt related loss (gain)	—	0.3	(2.2)	—	3.3	(155.1)
Investment remeasurement	—	—	—	(1.0)	—	—
(Gain) on sale leaseback	—	—	—	—	(24.5)	—
Excess import freight costs	16.7	35.3	—	91.2	46.6	—
Other COVID-19 costs	—	0.2	16.6	—	1.5	65.0
Strategic initiatives	4.9	2.3	2.1	9.5	3.7	6.2
Technology development expense	2.7	2.8	2.2	9.7	9.0	5.8
Stock-based compensation expense	1.2	0.4	0.4	7.3	2.5	1.5
Loss on disposal and impairment of fixed and operating lease assets	3.6	1.2	2.0	4.7	1.1	5.6
Trade name impairment	95.0	—	—	95.0	—	—
Loss on equity method investments	2.2	—	—	2.2	—	—
Other	2.1	0.5	1.9	7.5	(2.4)	4.4
Tax impact of adjustments (12)	(34.4)	(8.1)	(1.3)	(60.0)	(7.6)	17.2
Adjusted net income (loss)	$2.9	$48.5	$60.0	$(34.5)	$89.9	$162.9

Diluted earnings (loss) per share	$(2.23)	$0.32	$1.06	$(4.93)	$1.35	$5.93
Adjusted diluted earnings (loss) per share	$0.07	$1.16	$1.65	$(0.85)	$2.14	$4.55

Weighted-average shares outstanding - basic	40.9	40.9	34.9	40.7	40.8	34.9
Weighted-average shares outstanding - diluted	40.9	41.9	36.3	40.7	42.1	35.8

(12)
“Tax impact of adjustments” represents the tax effect of the total adjustments based on our annual effective tax rate, before discrete adjustments.

Table 6.

JOANN Inc.

Reconciliation of Gross Profit to Adjusted Gross Profit

(Unaudited)

	Thirteen Weeks Ended			Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022	January 30, 2021	January 28, 2023	January 29, 2022	January 30, 2021
	(In millions)
Net sales	$692.8	$735.3	$840.8	$2,216.9	$2,417.6	$2,762.3
Cost of sales	389.1	410.9	446.3	1,176.6	1,204.9	1,396.1
Gross profit	303.7	324.4	394.5	1,040.3	1,212.7	1,366.2
Excess import freight costs	16.7	35.3	—	91.2	46.6	—
Other COVID-19 costs	—	—	0.8	—	—	14.0
Adjusted gross profit	$320.4	$359.7	$395.3	$1,131.5	$1,259.3	$1,380.2

Adjusted gross margin	46.2%	48.9%	47.0%	51.0%	52.1%	50.0%

Non-GAAP Financial Measures

Adjusted EBITDA

JOANN presents Adjusted EBITDA, which is not a recognized financial measure under accounting principles generally accepted in the United States of America (“GAAP”). JOANN presents Adjusted EBITDA because it believes it assists investors and analysts in comparing JOANN’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of JOANN’s core operating performance. Management believes Adjusted EBITDA is helpful in highlighting trends in JOANN’s core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. JOANN also uses Adjusted EBITDA in connection with establishing discretionary annual incentive compensation; supplementing GAAP measures of performance in the evaluation of the effectiveness of its business strategies; making budgeting decisions; and comparing its performance against that of other peer companies using similar measures.

JOANN defines Adjusted EBITDA as net income (loss) plus income tax provision (benefit), interest expense, net and depreciation and amortization, further adjusted to eliminate the impact of certain non-cash items and other items that management does not consider indicative of JOANN's ongoing operating performance, including other amortization, debt related gains and losses, investment remeasurements, sale leaseback gains, excess import freight and other COVID-19 costs, costs related to strategic initiatives, technology development expenses, stock-based compensation expense, gains and losses on disposal and impairment of fixed and operating lease assets, intangible asset impairment, income and losses from equity method investments and other one-time costs. JOANN's adjustments for COVID-19 related costs include, as a separate line item, excess import freight costs. The excess import freight costs are directly attributable to surging market demand for shipping capacity as economies recovered from the COVID-19 pandemic, as well as actions taken by government and industry leaders designed to protect against further spread of the virus, which disrupted the efficient operation of domestic and international supply chains. These COVID-19 related conditions produced an imbalance of ocean freight capacity and related demand, as well as port congestion and other supply chain disruptions that added significant cost to JOANN's procurement of imported merchandise. These excess import freight costs included significantly higher rates paid per container to ocean carriers, as well as fees paid due to congested ports that JOANN did not normally incur. In a normative operating environment, JOANN would procure 70% to 80% of its needs for ocean freight under negotiated contract rates, with the balance procured in a brokered market, typically at no more than a 10% - 15% premium to JOANN's contract rates. Accordingly, JOANN established a baseline cost (“standard cost”) assuming those contract capacities, established rates and typical premium in the brokered market for peak volume needs not covered under our contracts. The amount of excess import freight costs included as an adjustment to arrive at Adjusted EBITDA is calculated by subtracting, from JOANN's actual import freight costs, JOANN's standard cost for the applicable period. Negotiation of JOANN's current contract rates was finalized in the second quarter of fiscal 2023. JOANN has started to see a decline in overall ocean freight rates and a reduction in other fees associated with port congestion, which has positively impacted JOANN's cash payments. JOANN is identifying these COVID-19 related excess import freight costs as a separate line item in the table above due to their magnitude and to distinguish them from other COVID-19 related costs JOANN has previously excluded in calculating Adjusted EBITDA.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of JOANN’s results as reported under GAAP. Some of these limitations include:

•
Adjusted EBITDA does not reflect JOANN's cash expenditures or future requirements for capital expenditures or contractual commitments;
•
Adjusted EBITDA does not reflect changes in JOANN's cash requirements for its working capital needs;
•
Adjusted EBITDA does not reflect the interest expense and the cash requirements necessary to service interest and principal payments on JOANN's debt;
•
Adjusted EBITDA does not reflect cash requirements for replacement of assets that are being depreciated and amortized;
•
Adjusted EBITDA does not reflect non-cash compensation, which is a key element of JOANN’s overall long-term incentive compensation;
•
Adjusted EBITDA does not reflect the impact of certain cash charges or cash receipts resulting from matters JOANN does not find indicative of its ongoing operations; and
•
other companies in JOANN’s industry may calculate Adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.

JOANN compensates for these limitations by relying primarily on JOANN’s GAAP results and using Adjusted EBITDA only as supplemental information.

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share

JOANN presents adjusted net income (loss) and adjusted diluted earnings (loss) per share, which are not recognized financial measures under GAAP, because it believes these additional key measures assist investors and analysts in comparing JOANN’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of JOANN’s core operating performance. Management believes that adjusted net income (loss) and adjusted diluted earnings (loss) per share are helpful in highlighting trends in JOANN’s core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments. JOANN also uses adjusted net income (loss) and adjusted diluted earnings (loss) per share to supplement GAAP measures of performance in the evaluation of the effectiveness of its business strategies; to make budgeting decisions; and to compare its performance against that of other peer companies using similar measures.

JOANN defines adjusted net income (loss) as net income (loss) adjusted to eliminate the impact of certain non-cash items and other items that management does not consider indicative of its ongoing operating performance, including debt related gains and losses, investment remeasurements, sale leaseback gains, excess import freight and other COVID-19 costs, costs related to strategic initiatives, technology development expenses, stock-based compensation expense, gains and losses on disposal and impairment of fixed and operating lease assets, intangible asset impairment, income and losses from equity method investments and other one-time costs. The adjustments are itemized in the table above. Adjusted diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted-average number of common shares outstanding assuming dilution in periods in which there is an adjusted net income.

Adjusted Gross Profit and Adjusted Gross Margin

JOANN presents adjusted gross profit and adjusted gross margin, which are not recognized financial measures under GAAP, because it believes they assist investors and analysts in comparing JOANN’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of JOANN’s core operating performance.

JOANN defines adjusted gross profit as gross profit excluding excess import freight costs and other COVID-19 costs and adjusted gross margin as adjusted gross profit divided by net sales.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. JOANN intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Readers can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “vision,” “should,” or the negative thereof or other variations thereon or comparable terminology. Many factors could affect JOANN’s actual financial results and cause them to vary materially from the expectations contained in forward-looking statements, including those set forth in this document. These risks, uncertainties, and factors include, among other things: the impact of inflationary pressures and general economic conditions, including the impacts of public health epidemics or pandemics, on JOANN’s ability to control costs and on its customers level of discretionary income to spend on sewing, arts and crafts and select home décor products; JOANN’s ability to anticipate and effectively respond to disruptions or inefficiencies in its distribution network, e-commerce fulfillment function and transportation system, including availability and cost of import and domestic freight; the effects of potential changes to U.S. trade regulations and policies, including tariffs, on JOANN’s business; developments involving JOANN’s competitors and its industry; JOANN’s ability to maintain adequate liquidity, its level of indebtedness, the impact of lease obligations and the availability of capital, including its ability to raise additional capital, could limit JOANN's financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, and other general corporate purposes or ongoing needs of its business; JOANN’s ability to timely identify or effectively respond to consumer trends, and the potential effects of that ability on its relationship with its customers, the demand for JOANN’s products and its market share; JOANN’s expectations regarding the seasonality of its business; JOANN’s ability to manage the distinct risks facing its e-commerce business and maintain a relevant omni-channel experience for its customers; JOANN’s ability to maintain or negotiate favorable lease terms for its store locations; JOANN’s ability to execute on its growth strategy to renovate and improve the performance of its existing store locations; JOANN’s ability to attract and retain a qualified management team and other team members while controlling its labor costs; JOANN’s reliance on and relationships with third party service providers; JOANN’s reliance on and relationships with foreign suppliers and their ability to supply it with adequate, timely and cost-effective products for resale; JOANN’s ability, and its third party service providers’ ability, to maintain security and prevent unauthorized access to electronic and other confidential information; the impacts of potential disruptions to JOANN’s information systems, including its websites and mobile applications; JOANN’s ability to respond to risks associated with existing and future payment options; JOANN’s ability to maintain and enhance a strong brand image; JOANN’s ability to maintain adequate insurance coverage;

JOANN’s status as a “controlled company” and control of JOANN as a public company by affiliates of Leonard Green & Partners, L.P.; the impact of evolving governmental laws and regulations and the outcomes of legal proceedings; and the amount and timing of repurchases of JOANN’s common stock, if any.

The preceding list is not intended to be an exhaustive list of all of JOANN’s forward-looking statements. JOANN has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While JOANN believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond JOANN’s control. Given these risks and uncertainties, Readers are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included elsewhere in this document are not guarantees of future performance and JOANN’s actual results of operations, financial condition and liquidity and the development of the industry in which it operates may differ materially from the forward-looking statements included elsewhere in this document. In addition, even if JOANN’s results of operations, financial condition and liquidity and events in the industry in which it operates are consistent with the forward-looking statements included elsewhere in this document, they may not be predictive of results or developments in future periods. Any forward-looking statement that JOANN makes in this document speaks only as of the date of such statement. Except as required by law, JOANN does not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise after the date of this document.

About JOANN

For almost 80 years, JOANN has inspired creativity in the hearts, hands, and minds of its customers. From a single storefront in Cleveland, Ohio, the nation’s category leader in sewing and fabrics and one of the fastest growing competitors in the arts and crafts industry has grown to include 833 store locations across 49 states and robust e-commerce business. With the goal of helping every customer find their creative Happy Place, JOANN serves as a convenient single source for all of the supplies, guidance and inspiration needed to achieve any project or passion.

Investor Relations Contact:

Tom Filandro

tom.filandro@icrinc.com

646-277-1235

Corporate Communications:

Amanda Hayes

amanda.hayes@joann.com

216-296-5887